EXHIBIT: 99.1

Contact:

Richard Xu

President and Secretary

Sino Mercury Acquisition Corp.

(646) 912-8918

FOR IMMEDIATE RELEASE

SINO MERCURY ACQUISITION CORP.

COMPLETES PORTION OF OVER-ALLOTMENT OPTION

New York, New York, September 24, 2014 – Sino Mercury Acquisition Corp. (NASDAQ: SMACU) (the “Company”) announced today that it has completed the sale of 80,100 units pursuant to the 45-day over-allotment option granted to the underwriter in its initial public offering to purchase up to an additional 600,000 units. Each unit consists of one share of common stock, par value $.0001 per share, and one right to automatically receive one-tenth of one share of common stock upon consummation of an initial business combination. The units sold pursuant to the over-allotment option were sold at an offering price of $10.00 per unit, generating gross proceeds of $801,000. Including the net proceeds from the partial exercise of the over-allotment option, a total of $40,801,000 (or $10.00 per unit sold in the initial public offering including the over-allotment option) has been placed in trust for the benefit of public stockholders. Cantor Fitzgerald & Co. acted as the sole underwriter of the initial public offering. Copies of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, Attn: Kevin Brennan, kbrennan@cantor.com, 212-915-1970.

Sino Mercury Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company initially intends to focus on target businesses located in the People’s Republic of China that operate in the non-traditional financial industry, including but not limited to microcredit companies, financial leasing companies and guarantors.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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